EXHIBIT 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 3 to Form S-2 Registration Statement on the Registration Statement (Form S-1, No. 333-117628) and Prospectus of Unify Corporation for the registration of 8,070,837 shares of its common stock and to the incorporation by reference therein of our report dated June 3, 2004, with respect to the consolidated financial statements for the year ended April 30, 2004 of Unify Corporation, included in its Annual Report (Form 10-K) for the year ended April 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California
May 3, 2007